Ceribell Reports First Quarter 2025 Financial Results

SUNNYVALE, Calif., May 8, 2025 – CeriBell, Inc. (Nasdaq: CBLL) (“Ceribell”), a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions, today reported financial results for the quarter ended March 31, 2025.

First Quarter 2025 & Recent Highlights

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Reported total revenue of $20.5 million in the first quarter of 2025, a 42% increase compared to the same period in 2024
•
Ended the quarter with 558 total active accounts
•
Achieved gross margin of 88% in the first quarter of 2025
•
Received U.S. Food and Drug Administration 510(k) clearance for expansion of Clarity™ algorithm indication, becoming the first seizure detection algorithm indicated for patients ages 1 and older
•
Became the first medical device company to receive FedRAMP High authorization from the U.S. federal government

“We are pleased with our strong start to the year as we further expanded our account base while benefiting from accelerated adoption of the Ceribell system,” said co-founder and CEO Jane Chao, Ph.D. “Looking ahead, we see 2025 as another momentous year of growth for Ceribell as we execute our proven playbook to drive adoption through physician education and continued investment in our commercial organization. We also look forward to offering our pediatric Clarity algorithm to customers while continuing to invest in our product development pipeline with the goal of ultimately making EEG a new vital sign.”

First Quarter 2025 Financial Results

Total revenue in the first quarter of 2025 was $20.5 million, a 42% increase from $14.4 million in the first quarter of 2024. The increase was primarily driven by continued commercial traction, resulting from adoption by new accounts and continued expansion within the company’s active account base. Product revenue for the first quarter of 2025 was $15.6 million, representing an increase of 41% from $11.0 million in the first quarter of 2024. Subscription revenue for the first quarter of 2025 was $4.9 million, representing an increase of 45% from $3.4 million in the first quarter of 2024.

Gross profit in the first quarter of 2025 was $18.0 million, compared to $12.3 million for the first quarter of 2024. Gross margin for the first quarter of 2025 was 88%, compared to 86% for the same period in 2024.

Operating expenses in the first quarter of 2025 were $32.2 million, compared to $20.8 million for the first quarter of 2024, representing an increase of 55%. The increase in operating expenses was primarily attributable to investments in the company’s commercial organization, increased headcount to support the growth of the business, and expenses related to operating as a public company.

Net loss in the first quarter of 2025 was $12.8 million, or $0.36 net loss per share, compared to a net loss of $8.5 million, or $1.56 net loss per share, for the same period in 2024.

Cash, cash equivalents, and marketable securities totaled $182.7 million as of March 31, 2025.

2025 Financial Outlook

Ceribell is raising its revenue guidance for the full year 2025 to a range of $83 million to $87 million, representing growth of approximately 27% to 33% over the company’s prior year revenue.

Webcast and Conference Call Details

Ceribell will host a conference call today, May 8, 2025, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its first quarter 2025 financial results. Investors interested in listening to the conference call may do so by dialing (800) 715-9871 for domestic callers or (646) 307-1963 for international callers and providing access code 7370458. A live and archived webcast of the event will be available on the “Investor Relations” section of the Ceribell website at https://investors.ceribell.com/.

Forward-Looking Statements

Except where otherwise noted, the information contained in this earnings release and the related attachments is as of May 8, 2025. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments. This earnings release and the related attachments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about, among other topics, the anticipated rate and impact of tariffs on our estimated gross margins; our finished goods headband product inventory and the duration of supply of finished goods; revenue associated with subscription products; our anticipated operating and financial performance, including financial guidance and projections; business plans, strategy, goals and prospects; expectations for our products and other statements that are not statements of historical fact. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions, and we cannot ensure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Ceribell’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following: risks related to our limited operating history and history of net losses; our ability to successfully achieve substantial market acceptance and adoption of our products; competitive pressures; our ability to adapt our manufacturing and production capacities to evolving patterns of demand, governmental actions and customer trends; the manufacturing of a substantial number of our product components and their assembly in China; product defects or complaints and related liability; the complexity, timing, expense, and outcomes of clinical studies; our ability to obtain and maintain adequate coverage and reimbursement levels for our products; our ability to comply with changing laws and regulatory requirements and resulting costs; our dependence on a limited number of suppliers; and other risks and uncertainties, including those described under the heading “Risk Factors” in our Registration Statement on Form S-1, Annual Report on Form 10-K, and other reports filed with the U.S. Securities and Exchange Commission (“SEC”). These filings, when made, are available on the Investor Relations section of our website at https://investors.ceribell.com/ and on the SEC’s website at https://sec.gov/.

About CeriBell, Inc.

Ceribell is a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions. Ceribell has developed the Ceribell System, a novel, point-of-care electroencephalography (“EEG”) platform specifically designed to address the unmet needs of patients in the acute care setting. By combining proprietary, highly portable, and rapidly deployable hardware with sophisticated artificial intelligence (“AI”)-powered algorithms, the Ceribell System enables rapid diagnosis and continuous monitoring of patients with neurological conditions. The Ceribell System is FDA-cleared for detecting suspected seizure activity and currently utilized in intensive care units and emergency rooms across the U.S. Ceribell is headquartered in Sunnyvale, California. For more information, please visit www.ceribell.com or follow the company on LinkedIn.

Investor Contacts

Brian Johnston or Laine Morgan

Gilmartin Group

Investors@ceribell.com

Media Contact

Corrie Rose

Press@ceribell.com

Ceribell, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended March 31,
	2025	2024
Revenue
Product revenue	$15,608	$11,035
Subscription revenue	4,883	3,365
Total revenue	20,491	14,400
Cost of revenue
Product cost of goods sold	2,360	1,944
Subscription cost of revenue	124	114
Total cost of revenue	2,484	2,058
Gross profit	18,007	12,342
Operating expenses
Research and development	4,246	2,984
Sales and marketing	18,033	10,576
General and administrative	9,935	7,235
Total operating expenses	32,214	20,795
Loss from operations	(14,207)	(8,453)
Interest expense	(471)	(435)
Change in fair value of warrant liability	—	(2)
Other income, net	1,901	369
Loss, before provision for income taxes	(12,777)	(8,521)
Provision for income tax expense	—	—
Net loss	$(12,777)	$(8,521)
Net loss per share attributable to common stockholders:
Basic and diluted	(0.36)	(1.56)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	35,881,029	5,457,366
Other comprehensive loss
Unrealized loss on marketable securities	$(6)	—
Comprehensive loss	$(12,783)	$(8,521)

Ceribell, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$153,360	$194,370
Marketable securities	29,340	—
Accounts receivable, net	11,299	10,878
Inventory	6,553	6,937
Contract costs, current	2,021	1,837
Prepaid expenses and other current assets	2,847	3,250
Total current assets	205,420	217,272
Property and equipment, net	2,125	2,313
Operating lease right-of-use assets	1,894	2,132
Contract costs, long-term	1,751	1,507
Other non-current assets	2,281	2,188
Total assets	$213,471	$225,412
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,370	$1,143
Accrued liabilities	8,301	10,052
Contract liabilities, current	202	97
Operating lease liability, current	1,117	1,088
Other current liabilities	841	609
Total current liabilities	11,831	12,989
Long-term liabilities
Notes payable, long-term	19,618	19,558
Contract liabilities, long-term	12	30
Other liabilities, long-term	106	356
Operating lease liability, long-term	1,023	1,314
Total long-term liabilities	20,759	21,258
Total liabilities	$32,590	$34,247
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value;
Authorized shares: 10,000,000 as of both March 31, 2025 and December 31, 2024
Issued and outstanding shares: none as of both March 31, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value;
Authorized shares: 500,000,000 as of both March 31, 2025 and December 31, 2024
Issued and outstanding shares: 35,897,062 and 35,850,606 as of March 31, 2025 and December 31, 2024, respectively	36	36
Additional paid-in capital	360,572	358,073
Accumulated other comprehensive loss	(6)	—
Accumulated deficit	(179,721)	(166,944)
Total stockholders’ equity	180,881	191,165
Total liabilities and stockholders’ equity	$213,471	$225,412